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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                              ---------------
                             AMENDMENT NO. 6 TO
                               SCHEDULE 14D-1
            TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                              ---------------
                              AMP INCORPORATED
                         (NAME OF SUBJECT COMPANY)

                        PMA ACQUISITION CORPORATION
                        A WHOLLY OWNED SUBSIDIARY OF
                             ALLIEDSIGNAL INC.
                                  (BIDDER)

                      COMMON STOCK, WITHOUT PAR VALUE
          (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                       (TITLE OF CLASS OF SECURITIES)

                                 031897101
                   (CUSIP NUMBER OF CLASS OF SECURITIES)

                          PETER M. KREINDLER, ESQ.
                             ALLIEDSIGNAL INC.
                             101 COLUMBIA ROAD
                        MORRISTOWN, NEW JERSEY 07692
                               (973) 455-5513
                              ----------------
        (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
          RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDERS)
                                 Copies to:
                           ARTHUR FLEISCHER, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                      NEW YORK, NEW YORK 10004 - 1980
                               (212) 859-8120





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     The Schedule 14D-1 filed by PMA  Acquisition  Corporation,  a Delaware corporation,  a wholly owned  subsidiary of  AlliedSignal  Inc., a Delaware
corporation,   in  connection   with  its  pending  tender  offer  for  all
outstanding shares of common stock, without par value, of AMP Incorporated, a Pennsylvania corporation, is hereby amended as follows:

     The caption "Item 10. Additional Information" in Amendment Nos. 1 through 5 shall now read "Item 11. Material to be Filed as Exhibits".

                 ITEM 11. MATERIAL TO BE FILED AS EXHIBITS

(a) (22)  Press release issued by Parent, dated August 21, 1998.
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                                 SIGNATURE

     After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  August 21, 1998
                                   PMA ACQUISITION CORPORATION


                                   By:/s/ Peter M. Kreindler
                                      --------------------------------
                                   Name:  Peter M. Kreindler
                                      Title:   Vice President, Secretary and
                                               Director

                                   ALLIEDSIGNAL INC.

                                   By: /s/ Peter M. Kreindler
                                      --------------------------------
                                   Name:  Peter M. Kreindler
                                      Title:  Senior Vice President, General
                                              Counsel and Secretary